EXHIBIT 24


                        POWER OF ATTORNEY

     We, the undersigned officers and directors of Chiquita Brands International, Inc. (the Company) hereby severally constitute and appoint Fred J. Runk and William A. Tsacalis, and each of them singly, our true and lawful attorneys and agents with full power to them and each of them to do any and all acts and things in connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the Report) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in response thereof, including specifically, but without limiting the generality of the foregoing, the power and authority to sign the name of the Company and the names of the undersigned directors and officers in the capacities indicated below to the Report, and any and all amendments and supplements thereto and any and all other instruments and documents which said attorneys and agents or any of them may deem necessary or advisable in connection therewith.


    Signature         Title                        Date

(Carl H. Lindner)     Director, Chairman of the    March   , 1995
                      Board of Directors, Chief
                      Executive Officer and Chairman
                      of the Executive Committee
                      (Principal Executive Officer)

(Keith E. Lindner)    Director, President and      March   , 1995
                      Chief Operating Officer


(Fred J. Runk)        Director                     March   , 1995


/s/ Jean H. Sisco     Director                     March 25, 1995
(Jean H. Sisco)


/s/ William W. Verity Director                     March 25, 1995
(William W. Verity)


/s/ Oliver W. Waddell Director                     March 25, 1995
(Oliver W. Waddell)


(Ronald F. Walker)    Director                     March   , 1995